Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Oblong, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, upon exercise of warrants	457(c)	3,830,413	(1)	N/A	$756,315.05	(2)	0.00014760	$111.63
	Equity	Common Stock, par value $0.0001 per share, upon conversion of Preferred Stock	457(c)	45,000,000	(3)(4)	N/A	$8,885,250	(5)	0.00014760	1,311.46
		Total Offering Amounts					$9,641,565.05			$1,423.09
		Total Fees Previously Paid								$—
		Total Fee Offsets								—
		Net Fee Due								$1,423.10

(1)	Consists of 3,830,413 shares of Common Stock, par value $0.0001 per (the “common stock”) underlying warrants to purchase the common stock issued to certain stockholders pursuant to that certain Securities Purchase Agreement, dated January 24, 2023, among Oblong, Inc. and the selling stockholders named in this registration statement.
(2)	Estimated in accordance with Rule 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purposes of calculating the registration fee, calculated as the product of (i) 3,830,413 (the maximum amount of common stock being registered on this Form S-3 issuable upon exercise of the warrants), multiplied by (ii) $0.19745 per share, which is the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on December 28, 2023.
(3)	Consists of up to 45,000,000 shares of common stock issuable upon conversion of preferred stock.
(4)	Pursuant to Rule 416(a) under the Securities Act, the shares of common stock offered hereby, issuable upon conversion of the preferred stock, also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the common stock offered hereby all of the Company’s shares of common stock are combined by a reverse stock split into a lesser number of shares of common stock, the number of undistributed shares of common stock covered hereby shall be proportionately reduced.
(5)	Estimated in accordance with Rule 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purposes of calculating the registration fee, calculated as the product of (i) 45,000,000 (the maximum amount of common stock being registered on this Form S-3 issuable upon the conversion of preferred stock of the Company), multiplied by (ii) $0.19745 per share, which is the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on December 28, 2023.